As filed with the Securities and Exchange Commission on June 12, 2023.
Registration No. 333-257065

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Just Eat Takeaway.com N.V.
(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	[Not Applicable]
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Sophie Versteege
Company Secretary
Just Eat Takeaway.com N.V.
Piet Heinkade 61
1019 GM Amsterdam
The Netherlands
+31 (0)20 210 7000
(Address of Principal Executive Offices, Including Zip Code)

Just Eat Takeaway.com N.V. 2015 Long-Term Incentive Plan
Just Eat Takeaway.com N.V. 2013 Omnibus Incentive Plan
Just Eat Takeaway.com N.V. – 2011 Option Plan
Just Eat Takeaway.com N.V. 2013 Stock Incentive Plan
Grubhub Inc. December 2019 Restricted Stock Unit Inducement Awards
Just Eat Takeaway.com N.V. Employee Long Term Incentive Plan
Short-Term Incentive Plan pursuant to the Management Board Remuneration Policy
Long-Term Incentive Plan pursuant to the Management Board Remuneration Policy
(Full Title of the Plans)

 Puglisi & Associates
850 Library Avenue
Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Alyssa K. Caples, Esq.
G.J. Ligelis Jr., Esq.
Andrew M. Wark, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
* No additional securities are to be registered, and the registration fee was previously calculated and paid in connection with the filing of the original Registration Statement on Form S-8 (File No. 333-257065). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) by Just Eat Takeaway.com, a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (“Just Eat Takeaway.com” or the “Registrant”), on 14 June 2021 (File No. 333-257065, the “Registration Statement”).  Under the Registration Statement, Just Eat Takeaway.com registered the following ordinary shares, nominal value €0.04 per share (the “Ordinary Shares”): (i) 3,630,561 Ordinary Shares (which Ordinary Shares may be represented by American depositary shares (“ADSs”)) to be issued pursuant to the exercise or settlement of outstanding equity-based awards originally granted under the Grubhub Inc. 2015 Long-Term Incentive Plan (the “Grubhub 2015 Plan”) and assumed by Just Eat Takeaway.com in connection with its acquisition of 100% of the shares of Grubhub Inc. pursuant to an Agreement and Plan of Merger, dated as of 10 June 2020, as amended (the “Transaction”) and 100,000 Ordinary Shares (which Ordinary Shares may be represented by ADSs) to be issued pursuant to the Grubhub 2015 Plan, (ii) 342,701 Ordinary Shares (which Ordinary Shares may be represented by ADSs) to be issued pursuant to the exercise or settlement of outstanding stock options originally granted under the Grubhub Inc. 2013 Omnibus Incentive Plan (the “Grubhub 2013 Plan”) and assumed by Just Eat Takeaway.com in connection with the Transaction, (iii) 5,758 Ordinary Shares (which Ordinary Shares may be represented by ADSs) to be issued pursuant to the exercise or settlement of outstanding stock options originally granted under the Tapingo Ltd. – 2011 Option Plan (the “Tapingo Plan”) and assumed by Just Eat Takeaway.com in connection with the Transaction, (iv) 54,817 Ordinary Shares (which Ordinary Shares may be represented by ADSs) to be issued pursuant to the exercise or settlement of outstanding stock options originally granted under the SCVNGR, Inc. 2013 Stock Incentive Plan (the “LevelUp Plan”) and assumed by Just Eat Takeaway.com in connection with the Transaction, (v) 71,236 Ordinary Shares (which Ordinary Shares may be represented by ADSs) to be issued pursuant to the settlement of outstanding Grubhub Inc. December 2019 Restricted Stock Unit Inducement Awards (the “Inducement Awards”) that were assumed by Just Eat Takeaway.com in connection with the Transaction, (vi) 10,794,927 Ordinary Shares (which Ordinary Shares may be represented by ADSs) to be issued pursuant to awards to be granted under the Just Eat Takeaway.com N.V. Employee Long Term Incentive Plan (the “JET Employee Long Term Incentive Plan”), (vii) 1,000,000 Ordinary Shares (which Ordinary Shares may be represented by ADSs) to be issued pursuant to awards to be granted under the Short-Term Incentive Plan (the “STI”) under the Management Board Remuneration Policy and (viii) 1,000,000 Ordinary Shares (which Ordinary Shares may be represented by ADSs) to be issued pursuant to awards to be granted under the  Long-Term Incentive (the “LTIP” and, together with the Grubhub 2015 Plan, the Grubhub 2013 Plan, the Tapingo Plan, the LevelUp Plan and the Inducement Awards, each as assumed by Just Eat Takeaway.com, and the JET Employee Long Term Incentive Plan and the STI, the “Plans”). Each ADS currently represents one-fifth of one Ordinary Share and may be evidenced by an American depositary receipt. A separate registration statement on Form F-6 has been filed with the Commission registering the ADSs.

On 14 March 2023, Just Eat Takeaway.com filed a Form 15F (the “Form 15F”) with the Commission to terminate the registration of its securities under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).  On 12 June 2023, the Form 15F became effective, and the Company’s duty to file or submit reports under Section 13(a) and Section 15(d) of the Exchange Act was terminated.  In accordance with the undertakings made by Just Eat Takeaway.com in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, Just Eat Takeaway.com hereby removes from registration all of such securities of Just Eat Takeaway.com registered but unsold under the Registration Statement.  As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, the Netherlands on 12 June 2023.

JUST EAT TAKEAWAY.COM N.V.

By:	/s/ Brent Wissink
	Name:	Brent Wissink
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.